SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 29, 1999

                           FIRST SECURITY CORPORATION
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              Exact name of registrant as specified in its charter

    Delaware                          1-6906                87-6118148
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State or other jurisdiction      Commission File No.     IRS Employer ID #
  of incorporation

         79 South Main, P.O. Box 30006, Salt Lake City, Utah 84130-0006
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               Address and zip code of principal executive offices

                                 (801) 246-5706
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                          Registrant's telephone number

Item 5.  Other Events

      On January 8, 1999, the Registrant filed its Registration Statement on Form S-4, File No. 333-69379. The Prospectus/Information Statement filed as part of that Registration Statement disclosed the mechanism for calculating the Exchange Ratio for the exchange of shares of Van Kasper & Company securities for shares of the Registrant's common stock. Specifically, in the question and answer section of the Prospectus/Information Statement, the Registrant disclosed that if the market price of Registrant's common stock is between $18.00 and $22.00 per share during a specified period of ten trading days, the Exchange Ratio would have been equal to between 5.26 and 6.43.

      As a result of the exercise subsequent to the date of the Prospectus/Information Statement of certain stock acquisition rights by certain Van Kasper employees, which rights were expected to be cashed out prior to the closing of the Merger, the number of outstanding Van Kasper options has increased over the number used in the calculations contained in the Prospectus/Information Statement. Registrant now believes, based on disclosures from Van Kasper & Company as to the new number of outstanding Van Kasper shares, that the correct end points for the Exchange Ratio are approximately 6.142 shares of Registrant's common stock if Registrant's common stock price was determined to be at or below $18.00 at the relevant time, and approximately
5.025 shares of Registrant's common stock if Registrant's common stock price was determined to be at or above $22.00 at the relevant time.

Exhibits

      99.1 Letter to Shareholders




                                                   FIRST SECURITY CORPORATION

                                                   /s/ Brad D. Hardy
                                                   ----------------------------
                                                   Brad D. Hardy
                                                   Executive Vice President and
                                                   Chief Financial Officer



Dated:  January 29, 1999